Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

NICE LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 1.00 per share(1)	457(h)	3,600,000	$0.28 (3)	$1,008,000	0.0001102	$111.09
Equity	Ordinary Shares, par value NIS 1.00 per share(2)(3)	457(c) and 457(h)(1)	400,000	$209.00(4)	$83,600,000	0.0001102	$9,213
Total Offering Amounts							$9,324.09
Total Fee Offsets							N/A
Net Fee Due							9,324.09

(1)
American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares of the Company are registered on a separate registration statement. Each ADS represents one Ordinary Share.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Plan.

(3)
Such computation is based on the exercise price of NIS 1.00 per share, which represents the par value of the Ordinary Shares, which according to the representative rate of exchange published by the Bank of Israel on March 24, 2023, is approximately $0.28 per share.

(4)
Based on $209.00, the average of the high and low prices of the ADSs as reported on the Nasdaq Global Select Market on March 24, 2023, a date within five business days prior to the filing of this Registration Statement.